EXHIBIT 4.3

DESCRIPTION OF SECURITIES
The following summary of certain material terms of View, Inc. (the “Company” or “View”) securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our Amended and Restated Bylaws (our “Bylaws”) and our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation,” and together with our Bylaws, our “Organizational Documents”), which are included as exhibits to our Annual Report on Form 10-K. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law, as applicable.
Authorized and Outstanding Stock
Pursuant to the terms of our Certificate of Incorporation, our authorized capital stock consists of a total of 601,000,000 shares of capital stock, consisting of (1) up to 600,000,000 shares of Class A common stock, $0.0001 par value per share, and (2) up to 1,000,000 shares of preferred stock, par value $0.0001 per share.
As of December 31, 2022, our issued and outstanding share capital consisted of: (i) 221,735,925 shares of Class A common stock, held of record by approximately 97 holders, (ii) 0 shares of preferred stock and (iii) 17,033,303 warrants (as defined below). Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Voting Power
Each holder of View common stock is entitled to one (1) vote in person or by proxy for each share of common stock held of record by such holder. The holders of shares of View common stock will not have cumulative voting rights. Except as otherwise required in View’s Organizational Documents or by applicable law, or as permitted by the rules and regulations of any securities exchange or quotation system on which View’s securities are listed or quoted for trading, any question brought before any meeting of the holders of View capital stock, other than the election of directors, will be decided by the vote of the holders of a majority of the total number of votes of View’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class.
Dividends
Subject to any other provisions of View’s Certificate of Incorporation, each holder of View common stock will be entitled to receive, in proportion to the number of shares of View common stock, such dividends and other distributions in cash, stock or property of View when, as and if declared thereon by the View Board of Directors (the “Board”) from time to time out of assets or funds of View legally available therefor.
Liquidation, Dissolution and Winding Up
In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of View, after payments to creditors of View that may at the time be outstanding, and subject to the rights of any holders of View preferred stock that may then be outstanding, holders of shares of View common stock will be entitled to receive ratably, in proportion to the number of shares of View common stock held by them, all remaining assets and funds of View available for distribution.
Preemptive or Other Rights
No holder of common stock shall be entitled to preemptive or subscription rights.

Election of Directors
The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. View’s Organizational Documents do not provide for a staggered board.
Preferred Stock
Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have antitakeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Warrants
Following the business combination between CF Finance Acquisition Corp. II and View Operating Corporation, a Delaware corporation (the “Business Combination”), there were 16,666,637 public warrants (“Public Warrants”) and 366,666 private placement warrants (the “Private Placement Warrants” and collectively with the Public Warrants, the “warrants”) outstanding. Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on August 31, 2021 (12 months from the closing of the CF Finance Acquisition Corp. II initial public offering (the “CF II IPO”)), except as described below. Pursuant to the warrant agreement, dated as of August 26, 2020, between Continental Stock Transfer & Trust Company (“Continental”) and us (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of our Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following the closing of the Business Combination, to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by exchanging the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the volume weighted last reported average price of the Class A common stock as reported during the 10 trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or its securities broker or intermediary.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and
•if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, CF Finance Holdings II, LLC, a Delaware limited liability company (“Sponsor”) and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “fair market value” (defined below) will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “fair market value” means the volume weighted last reported average price of the Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants have been issued in registered form under a Warrant Agreement between Continental, as warrant agent and us. Warrant holders should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement with respect to the CF II IPO, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the Warrant Agreement may be amended without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement as the parties thereto may deem necessary or desirable and that the parties deem shall not adversely affect the interest of any holder and (ii) providing for the delivery of an alternative issuance in the case of a reclassification, reorganization, merger or consolidation, or upon a dissolution. All other modifications or amendments require the vote or written consent of a majority of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, at least a majority of the holders of the then outstanding Private Placement Warrants.
The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders.
Private Placement Warrants
Sponsor purchased 1,100,000 private placement units, each unit consisting of one share of Class A common stock and one-third of one warrant, at a price of $10.00 per unit for an aggregate purchase price of $11,000,000 in a private placement that occurred concurrently with the CF II IPO. The units separated into their component parts – consisting of the private placement shares (the “Private Placement Shares”) and the Private Placement Warrants – on the Business Combination closing date. With certain limited exceptions, the Private Placement Warrants were not transferable, assignable or salable (except to our officers and directors and other persons or entities pursuant to the Warrant Agreement, each of whom was subject to the same transfer restrictions) until the period ended April 7, 2021. The Private Placement Warrants will not be redeemable by us so long as they are held by Sponsor or its permitted transferees.
Sponsor, or its permitted transfers, has the option to exercise the Private Placement Warrants on a cash or cashless basis and is entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants being sold in this offering. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the warrant price and the “fair market value” (as defined below), by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the warrant is sent to the warrant agent. If a holder of private placement warrants is affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.
Dividends
The payment of cash dividends in the future will be dependent upon View’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the View Board. View does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future.
In addition, under Delaware law, the View Board may declare dividends only to the extent of View’s surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of View’s net profits for the then-current and/or immediately preceding fiscal year.
Transfer Agent
The transfer agent for our common stock and warrants is Continental. We have agreed to indemnify and hold harmless Continental (and its officers, directors, employees, affiliates, agents and controlling persons) in its roles as transfer agent from and against any and all losses, claims, damages and liabilities arising out of or in connection with Continental’s duties as transfer agent, except for the willful misconduct, bad faith, or gross negligence of such indemnified party.
Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws
Our Organizational Documents contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Unless otherwise noted, references to certain Articles are to such Articles of View’s Certificate of Incorporation. Certain of these provisions provide:
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates (Article FOURTH, Section (b)(2));

•the requirement that directors may only be removed from the Board for cause (Article FIFTH, Section (d));
•the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board (Article FIFTH, Section (d));
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders (Article EIGHTH); and
•advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company (see Sections 15 and 16 of View’s Bylaws).
Forum Selection
Our Certificate of Incorporation includes a forum selection clause, which provides that, unless View consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of View, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of View to View or View’s stockholders, (iii) any action asserting a claim against View or any current or former director, officer, stockholder, employee or agent of View arising out of or relating to any provision of the DGCL or View’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against View or any current or former director, officer, stockholder, employee or agent of View governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless View gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Listing
Our Class A common stock and warrants are traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbols “VIEW” and “VIEWW,” respectively. CF Finance Acquisition Corp. II’s units, common stock and warrants were historically quoted on Nasdaq under the symbols “CFIIU”, “CFII”, and “CFIIW”, respectively.